Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SunCar Technology Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(c) and Rule 457(h)	8,800,000	(2)	US$	6.64495	US$	58,475,560	0.0001476	US$	8,630.99
Total Offering Amounts							US$	58,475,560		US$	8,630.99
Total Fee Offsets											—
Net Fee Due										US$	8,630.99

(1)	Represents Class A ordinary shares underlying awards reserved for future grants under the 2024 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends, or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan that terminates, expires, or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

(2)	These Class A ordinary shares are reserved for future award grants under the Plan. The number of Class A ordinary shares available for issuance under the Plan has been estimated for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Class A ordinary shares as quoted on the Nasdaq Capital Market on March 27, 2024.